Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 8, 2015,

among

NORTHROP GRUMMAN CORPORATION,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

CITIBANK, N.A.,

as Syndication Agents

WELLS FARGO SECURITIES, LLC,

J.P. MORGAN SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SECTION 3.07.	Investment and Holding Company Status	54
SECTION 3.08.	Taxes	54
SECTION 3.09.	ERISA	55
SECTION 3.10.	Disclosure	55
SECTION 3.11.	Use of Proceeds	55
SECTION 3.12.	Margin Stock	55
SECTION 3.13.	Anti-Corruption Laws and Sanctions	55

ARTICLE IV
Conditions

SECTION 4.01.	Restatement Effective Date	56
SECTION 4.02.	Each Credit Event	57

ARTICLE V
Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	57
SECTION 5.02.	Notices of Material Events	59
SECTION 5.03.	Existence; Conduct of Business	59
SECTION 5.04.	Payment of Taxes	59
SECTION 5.05.	Insurance	59
SECTION 5.06.	Inspection Rights	59
SECTION 5.07.	Compliance with Laws	60
SECTION 5.08.	Incorporation by Reference	60

ARTICLE VI
Negative Covenants

SECTION 6.01.	Liens	61
SECTION 6.02.	Fundamental Changes	63
SECTION 6.03.	Consolidated Debt to Capitalization Ratio	63
SECTION 6.04.	Use of Proceeds	64

ARTICLE VII
Events of Default

ARTICLE VIII
The Administrative Agent

ARTICLE IX
Guarantee
SECTION 9.01.	Guarantee	69
SECTION 9.02.	Release of Guarantee	70

ii

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.05	—	LC Commitments

ANNEXES:

Annex I	—	Pricing Categories

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Confidentiality Agreement
Exhibit C	—	Form of Letter of Credit Application
Exhibit D-1	—	Form of U.S. Tax Certificate
Exhibit D-2	—	Form of U.S. Tax Certificate
Exhibit D-3	—	Form of U.S. Tax Certificate
Exhibit D-4	—	Form of U.S. Tax Certificate

iii

AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 8, 2015, among NORTHROP GRUMMAN CORPORATION, a Delaware corporation, as Borrower; NORTHROP GRUMMAN SYSTEMS CORPORATION, a Delaware corporation, as Guarantor; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent and an Issuing Bank.

W I T N E S S E T H:

WHEREAS, the Borrower and the Guarantor are party to the Existing Credit Agreement (as defined below) with the several banks and other financial institutions parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; and

WHEREAS, each of the Borrower, the Guarantor, the Lenders, the Issuing Banks and the Administrative Agent have, subject to the terms and conditions set forth herein, agreed to amend and restate the Existing Credit Agreement as provided in this Agreement.

NOW, THEREFORE, in consideration of the above premises, the Borrower, the Guarantor, each Lender, each Issuing Bank and the Administrative Agent agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” has the meaning assigned to such term in Section 2.20(d).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement (including the Schedules and Exhibits hereto), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 10.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the LIBO Rate that would be calculated as of such day (or if such day is not a Business Day, the immediately preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, in each case, as amended, and other similar laws, rules and regulations of the United States, the United Kingdom, the European Union and any European Union member state that are applicable to the Borrower or any Subsidiary from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means at any time the applicable rate per annum set forth on Annex I under the caption “Commitment Fee Rate” based on the Pricing Category of the Applicable Index Debt on such date.

“Applicable Creditor” has the meaning assigned to such term in Section 10.15(b).

“Applicable Index Debt” means, at any date of determination, (a) prior to the release of the Guarantor and the receipt of a written notification by the Administrative Agent (which shall be in a form reasonably acceptable to the Administrative Agent) from the Borrower of such release, whichever of (i) the Borrower’s Index Debt and (ii) the Guarantor’s Index Debt is in the superior (i.e., the numerically lower) Pricing Category, and (b) after the release of the Guarantor and the receipt of such notification, the Borrower’s Index Debt.

“Applicable LC Participation Fee Rate” means, at any time, (a) in the case of any Financial Letter of Credit, the Credit Default Swap Spread, provided that the Applicable LC Participation Fee Rate shall in no event be less than the Minimum Applicable LC Participation Fee Rate or higher than the Maximum Applicable LC Participation Fee Rate and (b) in the case of any Performance Letter of Credit, 75% of the Applicable LC Participation Fee Rate that would be in effect under clause (a) above for a Financial Letter of Credit, provided that the Applicable LC Participation Fee Rate shall in no event be less than the Minimum Applicable LC Participation Fee Rate or higher than the Maximum Applicable LC Participation Fee Rate; provided further that if the Credit Default Swap Spread shall be unavailable, the Applicable LC Participation Fee Rate shall be determined as provided in the definition of “Credit Default Swap Spread”.

“Applicable Margin” means, at any time, (a) in the case of any Eurodollar Loan, (i) prior to the applicable Maturity Date, the Credit Default Swap Spread, but in no event less than the Minimum Applicable LIBOR Margin or higher than the Maximum Applicable LIBOR Margin and (ii) on and after the applicable Maturity Date, the Maximum Applicable LIBOR Margin, and (b) in the case of any ABR Loan, (i) prior to the applicable Maturity Date, the Credit Default Swap Spread, but in no event less than the Minimum Applicable LIBOR Margin or higher than the Maximum Applicable LIBOR Margin, minus 1% per annum, and (ii) on and after the applicable Maturity Date, the Maximum Applicable LIBOR Margin minus 1% per annum, but in no event less than 0% per annum; provided that if the Credit Default Swap Spread shall be unavailable, the Applicable Margin shall, prior to the applicable Maturity Date, be determined as provided in the definition of “Credit Default Swap Spread”.

“Applicable Percentage” means, at any time with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time. If all the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender, and which has the operational capability to administer revolving credits of the type contemplated by this Agreement, or which has an arrangement with the related Lender for the performance of its obligations hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Backstopped Letter of Credit” has the meaning assigned to such term in Section 2.05(c).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a

Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Northrop Grumman Corporation, a Delaware corporation, and its successors and permitted assigns.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Markets Agreement” means any instrument or agreement evidencing or governing Capital Markets Debt.

“Capital Markets Debt” means, as of each date of determination, indebtedness for borrowed money or evidenced by bonds, notes, debentures or similar instruments existing as of such date, in each case in an aggregate principal amount exceeding $150,000,000, that is issued pursuant to one agreement or indenture or a group of related agreements or indentures and owed to financial institutions or institutional investors.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the documentation referred to in Section 2.08(d) pursuant to which such Lender shall have assumed or extended its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Restatement Effective Date is $1,600,000,000.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Confidentiality Agreement” means a confidentiality agreement in the form of Exhibit B.

“Consolidated Assets” means, at any time, the total assets of the Borrower and the Subsidiaries at such time, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt” means, as of any date of determination and without duplication, all indebtedness for borrowed money and Capital Lease Obligations reported as indebtedness on the consolidated statement of financial position of the Borrower and its Subsidiaries prepared as of such date of determination, plus all indebtedness for borrowed money and Capital Lease Obligations incurred by third parties and guaranteed by the Borrower or a Subsidiary not otherwise reported as indebtedness on such consolidated statement of financial position.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a correlative meaning thereto.

“Credit Default Swap Spread” means, at any time with respect to any Revolving Loan or Letter of Credit, the credit default swap spread for the Applicable Index Debt, determined as of the close of business on the Business Day immediately preceding the most recent Determination Date applicable to such Revolving Loan or Letter of Credit, as reported by Markit and interpolated to the latest Maturity Date based on Markit Data; provided that if the latest Maturity Date will occur in less than one year, the Credit Default Swap Spread shall be based on the credit default swap spread reported for a period of one year. The Credit Default Swap Spread so determined with respect to any Revolving Loan or Letter of Credit shall become effective on the date such Revolving Loan is made or such Letter of Credit issued or the day immediately following the most recent applicable Determination Date therefor, as the case may be, and shall remain in effect through and including the next Determination Date. If at any applicable Determination Date the Credit Default Swap Spread is unavailable, the Borrower and the Lenders shall negotiate in good faith (for a period of up to thirty days after such Determination Date (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Applicable Margin for Eurodollar Loans and ABR loans and the Applicable LC Participation Fee Rate for Letters of Credit. The Applicable Margin for Eurodollar Loans and ABR Loans and the Applicable LC Participation Fee Rate for Letters of Credit at any date of determination thereof during the Negotiation Period shall be based upon the then most recently available quote of the Credit Default Swap Spread. If no such alternative method is agreed upon during the Negotiation Period, then, at all times prior to the Maturity Date, (a) the Applicable Margin at any date of determination subsequent to the end of the Negotiation Period shall be (i) in the case of Eurodollar Loans, 75% of the Maximum Applicable LIBOR Margin, and (ii) in the case of ABR Loans, 75% of the Maximum Applicable LIBOR Margin minus 1.00% per annum (but in no event less than zero) and (b) the Applicable LC Participation Fee Rate at any date of determination subsequent to the end of the Negotiation Period shall be (i) in the case of a Financial Letter of Credit, 75% of the Maximum Applicable LIBOR Margin, and (ii) in the case of a Performance Letter of Credit, 56.25% of the Maximum Applicable LIBOR Margin.

“Credit Party” means the Administrative Agent, the Issuing Banks and each other Lender.

“Data Provider” has the meaning assigned to such term in Section 10.19(c).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or an Issuing Bank made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent and, if the request has been made by an Issuing Bank, the applicable Issuing Bank of such certification, which shall be in form and substance reasonably satisfactory to the Administrative Agent and, if the request has been made by an Issuing Bank, the applicable Issuing Bank, or (d)(i) has become the subject of a Bankruptcy Event, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) has taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender by a Governmental Authority.

“Designated Foreign Currency” means any foreign currency that is freely traded and exchangeable into US Dollars.

“Designated Users” has the meaning assigned to such term in Section 10.19(a).

“Determination Date” means (a) in the case of any Eurodollar Loan, the second Business Day prior to the borrowing of such Loan and, if applicable, the last Business Day prior to the continuation of such Loan for an additional Interest Period, provided that, in the case of any Eurodollar Loan having an Interest Period of greater than three months, the last Business Day prior to each three-month period succeeding the initial three-month period shall also be a

Determination Date, (b) in the case of any ABR Loan, the date of an initial borrowing of any ABR Loans (prior to which no ABR Loans were outstanding) and thereafter the first Business Day of each calendar quarter so long as any ABR Loans are outstanding and (c) as to any Letter of Credit, the Restatement Effective Date and thereafter the first Business Day of each succeeding calendar quarter.

“Electronic Transmission” means facsimile (other than when such term is used in respect of notices or other communications to the Borrower, the Guarantor or any other Subsidiary) or e-mail.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means the Borrower and (a) all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code and (b) any entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan or Competitive Borrowing, the LIBO Rate).

“Events of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or the Guarantor hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such

Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b) or 10.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 29, 2013, among the Borrower, the Guarantor, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended from time to time prior to the date hereof.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.20(a).

“Extending Lender” has the meaning assigned to such term in Section 2.20(b).

“Extension Date” has the meaning assigned to such term in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Letter of Credit” means a Letter of Credit that is not a Performance Letter of Credit.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” means any indebtedness for borrowed money (other than Loans and Letters of Credit under this Agreement) of the Borrower and/or one or more of its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means Northrop Grumman Systems Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Borrower.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning assigned to such term in Section 2.08(d).

“Increasing Lender” has the meaning assigned to such term in Section 2.08(d).

“Indebtedness” means, for any Person, indebtedness for borrowed money and Capital Lease Obligations reported as indebtedness on the consolidated statement of financial position of that Person and its consolidated subsidiaries, plus all indebtedness for borrowed money and Capital Lease Obligations incurred by third parties and guaranteed by that Person or any of its consolidated subsidiaries not otherwise reported as indebtedness on such consolidated statement of financial position.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Index Debt” means senior, unsecured long-term indebtedness for borrowed money that does not have the benefit of any guarantee or other credit enhancement (other than (a) in the case of indebtedness of the Guarantor, a guarantee by the Borrower or (b) in the case of indebtedness of the Borrower, but only prior to the release of the guarantee set forth in Article IX, a guarantee by the Guarantor).

“Initial Revolving Borrowing” has the meaning assigned to such term in Section 2.08(d).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Eurodollar Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, or any other period agreed to by the Borrower and each applicable Lender, as the Borrower may elect, (b) with respect to any Eurodollar Competitive Borrowing, the period commencing on the date of such Borrowing and ending 7 days thereafter, or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or any other period agreed to by the Borrower and each advancing Lender, as the Borrower may elect, and (c) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Wells Fargo Bank, National Association, JPMCB, Citibank, N.A., and each other Person that shall have become an Issuing Bank hereunder as provided in Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates (provided that the identity and creditworthiness of the Affiliate is reasonably acceptable to the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Issuing Bank Agreement” has the meaning assigned to such term in Section 2.05(i).

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 10.15(b).

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05, or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Designated Foreign Currency, the rate at which US Dollars may be exchanged into such currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that any such rate does not appear on the applicable Reuters World Currency Page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such LC Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of such Designated Foreign Currency with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time (determined as provided in Section 2.05 as of the applicable LC Participation Calculation Dates in the case of LC Disbursements in respect of which the Borrower’s reimbursement obligations have been converted to US Dollar amounts in accordance with such Section). The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than US Dollars, (a) the date on which the applicable Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement, or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement is made.

“Lender Notice Date” has the meaning assigned to such term in Section 2.20(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in compliance with Section 10.04 or the documentation referred to in Section 2.08(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 10.05.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on the Reuters Screen that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (any such rate being referred to as the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. In the event the Screen Rate is not available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the Screen Rate for the longest period (for which a Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which a Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time, provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Loan Parties” means the Borrower and the Guarantor (but, in the case of the Guarantor, only for so long as the Guarantor has not been released from the guarantee contained in Section 9.01 pursuant to Section 9.02 or Section 10.14).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, and for the avoidance of doubt, includes Competitive Loans.

“Margin” means, with respect to any Eurodollar Competitive Loan, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” has the meaning ascribed to such term in Regulation U issued by the Board of Governors.

“Markit” means Markit Group Limited or any successor thereto.

“Markit Data” has the meaning assigned to such term in Section 10.19(a).

“Material Adverse Effect” means a material adverse effect (a) on the ability of the Loan Parties to perform their obligations under this Agreement, (b) on the validity or enforceability of this Agreement, (c) on the rights and remedies of the Lenders and the Administrative Agent under this Agreement, taken as a whole, or (d) on the ability of the Loan Parties to timely pay the principal of or interest on the Loans in accordance with this Agreement.

“Maturity Date” means July 8, 2020, as such date may be extended by any or all Lenders pursuant to Section 2.20 or otherwise. In the event of any such extension by some, but less than all, Lenders, resulting in two or more Maturity Dates for different groups of Lenders, references herein to the Maturity Date shall be construed to refer to the applicable Maturity Date for each relevant group of Lenders.

“Maximum Applicable LC Participation Fee Rate” means, on any date, with respect to any Financial Letter of Credit or Performance Letter of Credit, the applicable rate per annum set forth on Annex I under the caption “Maximum Applicable LC Participation Fee Rate” for Financial Letters of Credit or Performance Letters of Credit, as the case may be, based on the Pricing Category of the Applicable Index Debt on such date.

“Maximum Applicable LIBOR Margin” means, at any time, with respect to any Eurodollar Revolving Loan, the applicable rate per annum set forth on Annex I under the caption “Maximum Applicable LIBOR Margin” based on the Pricing Category of the Applicable Index Debt on such date.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Minimum Applicable LC Participation Fee Rate” means, on any date, with respect to any Financial Letter of Credit or Performance Letter of Credit, the applicable rate per annum set forth on Annex I under the caption “Minimum Applicable LC Participation Fee Rate” for Financial Letters of Credit or Performance Letters of Credit, as the case may be, based on the Pricing Category of the Applicable Index Debt on such date.

“Minimum Applicable LIBOR Margin” means, at any time, with respect to any Eurodollar Revolving Loan, the applicable rate per annum set forth on Annex I under the caption “Minimum Applicable LIBOR Margin” based on the Pricing Category of the Applicable Index Debt on such date.

“MNPI” means material information concerning the Borrower and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act of 1934.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.20(b).

“Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (b) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or the Guarantor hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any promissory note delivered pursuant to Section 2.09(e), or sold or assigned an interest in any Loan or this Agreement or any promissory note delivered pursuant to Section 2.09(e)).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Participant” has the meaning assigned to such term in Section 10.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 10.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Letter of Credit” means a Letter of Credit that constitutes a “performance-based standby letter of credit” as defined in 12 CFR Pt. 3, App. A.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due, or remain payable without penalty, or are being contested in good faith and by proper proceedings;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days (or, if such obligations are more than 60 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Liens) or are being contested in good faith and by proper proceedings;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or premiums related thereto and other social security laws, pension obligations, vacation pay, health, disability or other employee benefits and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, tenders, trade contracts, governmental contracts, leases, statutory obligations (other than any obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety, stay, customs and appeal bonds, performance and return-of-money bonds, completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) survey exceptions, easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances on real property and minor title defects and clouds on title imposed by law or arising in the ordinary course of business that do not in the aggregate materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h) ground leases in respect of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;

(i) Liens encumbering initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(j) Liens of a collection bank (including those arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection);

(k) (i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases, (ii) Liens arising by virtue of precautionary Uniform Commercial Code financing statements (or similar filings under applicable law) and (iii) Liens arising from equipment or other materials which are not owned by the Borrower or any Subsidiary located on the premises of the Borrower or any Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business;

(l) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(m) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens on specific items of inventory or other goods and proceeds thereof securing obligations in respect of documentary letters of credit issued to facilitate the purchase, shipment or storage of such inventory or such other goods;

(p) Liens that are contractual rights of set-off;

(q) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods and bailment arrangements entered into in the ordinary course of business (excluding any general inventory financing) and (ii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code (and any similar provision of any other requirement of law) in favor of a seller or buyer of goods; and

(r) trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse such trustee of its expenses and to indemnify such trustee under the terms of such indenture;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than any Lien securing letters of credit, bank guarantees or similar instruments referred to in clause (c) or (d) above.

“Permitted Receivables Program” shall mean any receivables securitization program pursuant to which the Borrower or any of the Subsidiaries sells accounts receivable and related assets to any special purpose entity established for purposes of such program in a “true sale” transaction; provided that the aggregate principal amount of Receivables Program Debt in respect of all Permitted Receivables Programs shall not exceed $750,000,000 at any time outstanding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Pricing Category” has the meaning assigned to such term in Annex I.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed Change” has the meaning assigned to such term in Section 10.02(c).

“Receivables Program Debt” means, at any time, in respect of any Permitted Receivables Program, the amount of proceeds from accounts receivables sold pursuant to such Permitted Receivables Program that would be required to be distributed to pay principal of any loans or securities held by investors in such Permitted Receivables Program to satisfy the entire principal amount thereof if such Permitted Receivables Program were to be terminated at such time.

“Register” has the meaning assigned to such term in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Representatives” has the meaning assigned to such term in Section 10.12.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer or general counsel of the Borrower, in each case from time to time (as of the date of this Agreement, Wesley G. Bush, Kenneth L. Bedingfield, Stephen C. Movius or Sheila C. Cheston).

“Restatement Effective Date” means the date on which the conditions precedent set forth in Section 4.01 shall be satisfied or waived, which date is July 8, 2015.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means all economic or financial sanctions (but not, for the avoidance of doubt, fees, penalties, forfeitures and similar consequences) or trade embargoes similar to those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State imposed, administered or enforced from time to time by (a) the U.S. government or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom. It is understood that the term Sanctions does not include debarment or suspension from contracting with the U.S. government, whether pursuant to Federal Acquisition Regulation subpart 9.4 or otherwise.

“Shareholders’ Equity” means, at any time, the consolidated shareholders’ equity of the Borrower that would be reported as total shareholders’ equity on a consolidated statement of financial position of the Borrower prepared as of such time; provided that, for purposes of calculating Shareholders’ Equity, (a) any accumulated other comprehensive income or loss, in each case as reflected on the consolidated statement of financial position of the Borrower in accordance with GAAP, shall be excluded and (b) any non-cash asset impairments in an amount of up to $1,000,000,000 for the period from the Restatement Effective Date to the Maturity Date shall be excluded.

“Significant Subsidiary” means, as of each determination date, each Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, in excess of $200,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Revolving Borrowings” has the meaning assigned to such term in Section 2.08(d).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Syndication Agents” means Wells Fargo Bank, National Association and Citibank, N.A., in their capacity as syndication agents hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and the issuance of Letters of Credit.

“Treasury Regulation” means any United States Treasury regulation, in effect from time to time, promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan using the actuarial assumptions applied in the Plan’s most recent valuation for purposes of complying with ASC Topic 715-30, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under of Title IV of ERISA.

“Unrestricted Subsidiary” means any Subsidiary designated as such pursuant to and in compliance with Section 1.06 and not thereafter redesignated as a Restricted Subsidiary pursuant to such Section; provided that no Significant Subsidiary, and no Subsidiary that owns any Equity Interests of the Borrower or any Restricted Subsidiary, shall be an Unrestricted Subsidiary.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009, as amended from time to time).

“US Dollars” or “$” means the lawful money of the United States of America.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the LC Exchange Rate with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit or LC Disbursement denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).

Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, all references herein to the “date hereof” or terms of similar import refer to the Restatement Effective Date.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary set forth herein, the determination of whether obligations under any lease (or other arrangement conveying the right to use) constitute Capital Lease Obligations for purposes of the terms Consolidated Debt and Indebtedness shall be made without giving effect to any change to GAAP occurring after the Restatement Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or other arrangement conveying the right to use) as a capital lease where such lease (or other arrangement) would not have been required to be so treated under GAAP as in effect on the Restatement Effective Date.

SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a Designated Foreign Currency as of the date of issuance thereof and on the first Business Day of each calendar month on which such Letter of Credit is outstanding, in each case using the LC Exchange Rate for the applicable currency in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this paragraph. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in any Designated Foreign Currency as provided in Section 2.05. The Administrative Agent shall notify the Borrower and the applicable Issuing Bank of each calculation of the US Dollar Equivalent of each Letter of Credit and LC Disbursement.

SECTION 1.06. Unrestricted Subsidiaries. The Borrower may, at any time and from time to time, designate any Subsidiary (other than any Significant Subsidiary or any Subsidiary that shall own any Equity Interests of the Borrower or any Restricted Subsidiary) as an Unrestricted Subsidiary by delivery of a written notice of such designation to the Administrative Agent; provided that (a) no Default shall exist at the time of any such designation and (b) immediately after giving effect to such designation, the aggregate combined assets of all Unrestricted Subsidiaries (including any Indebtedness of the Borrower or any Restricted Subsidiary owed to any Unrestricted Subsidiary) shall not exceed 15% of Consolidated Assets. The Borrower may, at any time and from time to time, designate any Unrestricted Subsidiary as a Restricted Subsidiary by delivery of written notice of such designation to the Administrative Agent. If, as of the end of any fiscal quarter, the aggregate combined assets of all Unrestricted Subsidiaries (including any Indebtedness of the Borrower or any Restricted Subsidiary owed to any Unrestricted Subsidiary) shall exceed 15% of Consolidated Assets, then the Borrower shall, not later than 30 days after the delivery of the certificate referred to in Section 5.01(c) with respect to such fiscal quarter, eliminate such excess by designating one or more Unrestricted Subsidiaries as Restricted Subsidiaries.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in US Dollars in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) in exercising such option, such Lender shall use commercially reasonable efforts to minimize increased costs to the Borrower resulting therefrom and (iii) any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.16 with respect to such Loan than that to which such Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000; provided that a Eurodollar Revolving Borrowing that results from a continuation of an outstanding Eurodollar Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the latest Maturity Date under this Agreement.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or Electronic Transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) five Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or Electronic Transmission to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by Electronic Transmission, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by Electronic Transmission, in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. A Lender may submit multiple bids to the Administrative Agent. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof. Subject to Section 2.13, a Competitive Bid submitted by a Lender shall be irrevocable.

(c) The Administrative Agent shall promptly notify the Borrower by Electronic Transmission of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, the Borrower may in its discretion accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by Electronic Transmission, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive

Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate principal amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by Electronic Transmission whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue, upon request of the Borrower, Letters of Credit denominated in US Dollars or any Designated Foreign Currency approved by such Issuing Bank, for the account of the Borrower or the account of the Borrower and, jointly, for the account of any of its Subsidiaries in a form reasonably acceptable to such Issuing Bank (and to amend (in the form reasonably acceptable to such Issuing Bank), renew or extend Letters of Credit previously issued by it as requested by the Borrower), at any time and from time to time during the Availability Period. Except as to matters covered by agreements contained herein or otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding anything contained in any letter of credit application or other agreement furnished to any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit, (A) in the event that such letter of credit application or other agreement includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained in this Agreement shall be deemed incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such letter of credit application or other agreement to be the same as the analogous provisions of this Agreement and (B) in the event of any other inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application or other agreement, the terms and conditions of this Agreement shall control. It is understood and agreed that the Borrower shall be deemed to be a primary account party under, and obligated in respect of, each Letter of Credit issued at the request of the Borrower hereunder, notwithstanding the fact that a Subsidiary may be listed as the account party in the Letter of Credit, and the Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (ii) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of participation fees and other fees due hereunder to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be a joint account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section)), the Borrower shall hand deliver or send by Electronic Transmission to the applicable Issuing Bank and the Administrative Agent (at least three Business Days (or such shorter period as may be acceptable to the applicable Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice in the form of Exhibit C or such other substantially similar form as the Borrower and the applicable Issuing Bank may agree requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the total Commitments, (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments and (iii) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period as may be agreed to between the Borrower and the Issuing Bank and (ii) unless such Letter of Credit is cash collateralized or otherwise backstopped (any such Letter of Credit being referred to as the “Backstopped Letter of Credit”), in either case on terms and pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank, the date that is five Business Days prior to the latest Maturity Date; provided that (i) if the Maturity Date has been extended pursuant to Section 2.20 or otherwise by less than all of the Lenders, the LC Exposure with respect to Letters of Credit with an expiration date that is later than five Business Days prior to the earliest applicable Maturity Date shall not exceed the amount of the Commitments which terminate after such earlier Maturity Date and (ii) subject to the foregoing provisions with respect to Backstopped Letters of Credit, no Issuing Bank shall be required to issue a Letter of Credit that has an expiration date, or renew or extend a Letter of Credit to have an expiration date, that is later than five Business Days prior to the Maturity Date as in effect on the Restatement Effective Date, unless such Issuing Bank has agreed to issue Letters of Credit with a later expiration date or, in its capacity as a Lender, has consented to the extension of the Maturity Date pursuant to Section 2.20; provided further that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above unless such Letter of Credit is or becomes a Backstopped Letter of Credit).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage (determined as of the time or times at which the Lenders are required to make payments in respect of unreimbursed LC Disbursements under such Letter of Credit pursuant to paragraph (e) below) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (or, if the currency of the applicable LC Disbursement or reimbursement payment shall be a Designated Foreign Currency, an amount equal to the US Dollar Equivalent thereof using the LC Exchange Rate in effect on the applicable LC Participation Calculation Date). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 2.05(b) or 4.02.

(e) Reimbursement. If an Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, it shall promptly (and in any event on the date such LC Disbursement is made) notify the Borrower thereof. The Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement by the following deadlines:

(i) if the Borrower receives such notice prior to 12:00 noon, New York City time, not later than 12:00 noon, New York City time, on the Business Day immediately following the date of notice, or

(ii) if the Borrower receives such notice following 12:00 noon, New York City time, not later than 12:00 noon, New York City time, two Business Days following the day that the Borrower receives such notice.

Each such reimbursement shall be made in the currency of such LC Disbursement. If such LC Disbursement is denominated in US Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any LC Disbursement when due, (A) if such payment relates to a Letter of Credit denominated in a Designated Foreign Currency, automatically and with no further action required, the obligation of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. LC Disbursements that are not reimbursed by the Borrower in accordance with this paragraph shall automatically be financed with ABR Revolving Loans. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in respect of any Letter of Credit denominated in a currency other than US Dollars would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or other tax, expense or loss (including any loss resulting from changes in currency exchange rates between the date of any LC Disbursement and the date of any reimbursement payment in respect thereof), the Borrower shall, subject to the provisions of Sections 2.14(c), 2.14(d) and 2.14(e), mutatis mutandis, pay the amount of any such tax, expense or loss requested by the Administrative Agent, the relevant Issuing Bank or such Lender, as applicable.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this

Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by Electronic Transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars and at all times following the conversion to US Dollars of an LC Disbursement made in a Designated Foreign Currency pursuant to paragraph (e) of this Section, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in a Designated Foreign Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) of this Section, at a rate per annum reasonably determined by the applicable Issuing Bank to represent the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurodollar Revolving Loans at such time; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrower and the Administrative Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent (which will not unreasonably refuse its consent thereto) and the successor Issuing Bank. Any Issuing Bank so replaced shall continue to have the benefit of this Agreement in respect of any Letters of Credit of that Issuing Bank which remain outstanding. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in a Designated Foreign Currency in respect of which the Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) above and interest accrued thereon shall be payable in US

Dollars and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (which shall promptly provide notice to the Lenders of the contents thereof) (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, by (i) in the case of ABR Revolving Loans, 3:00 p.m., New York City time (or, if earlier, not later than two hours after the time the Borrower delivers its request for borrowing) and (ii) in the case of all other Loans, 1:00 p.m., New York City time. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower pursuant to Section 2.03 or 2.04; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or Electronic Transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the occurrence of any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower may from time to time, by written notice to the Administrative Agent, executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause the Commitments of the Increasing Lenders to be increased (or cause Commitments to be extended by the Increasing Lenders, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided that (i) the amount of any such increase in the aggregate Commitments shall be not less than $25,000,000, (ii) the aggregate amount of increases in Commitments made pursuant to this Section shall not exceed $500,000,000 since the Restatement Effective Date and (iii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld, delayed or conditioned) and shall execute all such documentation as the Administrative Agent and the Borrower shall specify to evidence the Commitment of such Increasing Lender and its status as a Lender hereunder. Such notice shall set forth the date (the “Increase Effective Date”) on which such increase is requested to become effective, provided that no increase in the Commitments (or in any Commitment of any Lender) or addition of a Increasing Lender shall become effective under this paragraph unless (A) on the date of such increase, the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of the Borrower certifying that the conditions set forth in paragraphs (a) and (b) of Section 4.02 are satisfied (without giving effect to the parenthetical in such paragraph (a)) and (B) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received documents consistent with those delivered pursuant to Section 4.01 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. The Administrative Agent shall notify the Borrower and the Lenders of the Increase Effective Date, and such notice shall be conclusive and binding. On the Increase Effective Date, (A) the aggregate principal amount of the Revolving Borrowings outstanding (the “Initial Revolving Borrowings”) immediately prior to giving effect to the commitment increase shall be deemed to be repaid, (B) after the effectiveness of the commitment increase, the Borrower shall be deemed to have made new Borrowings (the “Subsequent Revolving Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Revolving Borrowings and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (x) such Lender’s Applicable Percentage (calculated after giving effect to the commitment increase) of the Subsequent Revolving Borrowings and (y) such Lender’s Applicable Percentage (calculated without giving effect to the commitment increase) of the Initial Revolving Borrowings, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (1) such Lender’s Applicable Percentage (calculated without giving effect to the commitment increase) of the Initial Revolving Borrowings and (2) such Lender’s Applicable Percentage (calculated after giving effect to the commitment increase) of the amount of the Subsequent Revolving Borrowings, (E) each Lender (including each Increasing Lender) shall be deemed to hold its Applicable Percentage of each Subsequent Revolving Borrowing (each calculated after giving effect to the commitment increase) and (F) the Borrower shall pay each Lender (other than any Increasing Lender that was not a Lender before giving effect to the Commitment increase) any and all accrued but unpaid interest on the Initial Revolving Borrowings. The deemed payments made pursuant to clause (A) above in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs actually result therefrom.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence, absent a demonstrable error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay or repay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) In the event and on each occasion that the sum of the Revolving Credit Exposures exceeds the sum of the Commitments, the Borrower shall, not later than the next Business Day following receipt of notice of such excess from the Administrative Agent, prepay Revolving Borrowings in an aggregate amount equal to such excess, and in the event that after such prepayment of Revolving Borrowings any such excess shall remain, the Borrower shall deposit cash in an amount equal to such excess as collateral for the reimbursement obligations of the Borrower in respect of Letters of Credit; provided that if such excess results from a change in currency exchange rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Borrower notice of such excess. Any cash so deposited (and any cash previously deposited pursuant to this paragraph) with the Administrative Agent shall be held in an account over which the Administrative Agent shall have sole dominion and control, including exclusive rights of withdrawal. Other than any interest earned on the investment of such deposits, which investment shall be made in the discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding a majority of the LC Exposures), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower has provided cash collateral to secure the reimbursement obligations of the Borrower in respect of Letters of Credit, then, so long as no Event of Default shall exist, such cash collateral shall be released to the Borrower if so requested by the Borrower at any time if and to the extent that, after giving effect to such release, the aggregate amount of the Revolving Credit Exposures would not exceed the aggregate amount of the Commitments.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by Electronic Transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that in the case of any prepayment required to be made within one Business Day under paragraph (b) above the Borrower will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and, subject to Section 2.15, shall be without premium or penalty.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Financial Letters of Credit and Performance Letters of Credit, which fee shall accrue on each day at the Applicable LC Participation Fee Rate for Financial Letters of Credit or Performance Letters of Credit, as the case may be, on the average daily amount of such Lender’s LC Exposure attributable to Financial Letters of Credit or Performance Letters of Credit, respectively (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees (or such other fees as may be agreed to by such Issuing Bank and the Borrower from time to time) with respect to the amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or Electronic Transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Revolving Borrowing and (iii) any request for a Eurodollar Competitive Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, liquidity, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations under this Agreement, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein (other than Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by that Lender or Issuing Bank in good faith to be material, then, subject to paragraph (c) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered (as imposed by such Change in Law).

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), in each case by an amount deemed by that Lender in good faith to be material, then, subject to paragraph (c) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender or such Issuing Bank shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing provisions of this Section, (i) a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive

Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made and (ii) no Lender or Issuing Bank shall request, or be entitled to receive, any compensation pursuant to this Section unless it shall be the general policy and practice of such Lender or Issuing Bank to seek corresponding compensation from similarly situated companies under other similar U.S. syndicated credit agreements (to the extent such Lender or Issuing Bank has the right to claim such compensation under such similar credit agreements).

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith, but other than as contemplated under Section 2.13 and other than any failure to borrow as a result of a failure to make a Loan by any Lender as required hereunder), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan (other than as contemplated under Section 2.13 and other than any failure to borrow as a result of a failure to make such Loan by any Lender as required hereunder), or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event (which loss, cost or expense will not be deemed to include lost profit). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to consist of an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (without adding thereto the Applicable Margin) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender shall act reasonably and in good faith. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the applicable withholding agent shall be required to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or

Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party and setting forth the basis for the determination thereof, by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall severally indemnify (i) the Administrative Agent and the Borrower against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(i) relating to the maintenance of a Participant Register and (ii) the Borrower against any Excluded Taxes attributable to such Lender that are directly imposed on the Borrower, in each case that are payable or paid by the Administrative Agent or the Borrower in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything to the contrary herein, a Lender’s obligations to indemnify under (ii) of the preceding sentence shall survive only until the earlier of (A) the termination of this Agreement and (B) the date such Lender ceases to be a party under this Agreement pursuant to an Assignment and Assumption. The indemnity under this Section 2.16(d) shall be paid within 10 Business Days after the Administrative Agent or Borrower, as applicable, delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or Borrower, as applicable. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of that portion of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) and (f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 Business Days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) and (2) a certificate substantially in the form of Exhibit D (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent, as may be necessary for the Borrower and the Administrative Agent, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within thirty days; provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account of the Administrative Agent as may be reasonably specified by the Administrative Agent for such purpose, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars except as expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding or booking its Loans or Letters of Credit hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment and delegation.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent such consent would be required under Section 10.04, the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) the commitment fee shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(ii) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any related agreement or any document furnished hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders adversely affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof; and

(iii) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(A) the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders ratably in accordance with their respective Commitments, but only to the extent that (i) no Event of Default has occurred and is continuing at such time, (ii) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Commitments and (iii) such reallocation does not result in the Revolving Credit Exposure of any Non-Defaulting Lender exceeding such Non-Defaulting Lender’s Commitment;

(B) if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(C) if the Borrower shall cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (iii)(B) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (iii)(A) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted to give effect to such reallocation; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (iii)(A) or (iii)(B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable pursuant to Section 2.11(b)

to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks, as their interests may appear, until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(b) So long as such Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend, renew or extend any Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.19(a)(iii), and participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(a)(iii) (and such Defaulting Lender shall not participate therein).

(c) In the event that the Administrative Agent, the Borrower and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.20. Extension of Maturity Date. (a) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not earlier than 60 days prior to the first anniversary of the Restatement Effective Date and not later than 30 days prior to the effective date of a proposed extension (each such effective date of a proposed extension, an “Extension Date”), request that each Lender extend such Lender’s Maturity Date to a date that is one year after the Maturity Date then in effect for such Lender (the “Existing Maturity Date”).

(b) Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Borrower’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Maturity Date, an “Extending Lender”, and each other Lender, a “Non-Extending Lender”), provided that any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Maturity Date.

(c) The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.20 no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) The Borrower shall have the right, but shall not be obligated, on or before the Maturity Date applicable to any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions (each, an “Additional Commitment Lender”) approved by the Administrative Agent and each Issuing Bank in accordance with the procedures provided in Section 2.18(b) (including the conditions in the proviso therein), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 10.04) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s new Maturity Date), to become an Extending Lender. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders.

(e) If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Maturity Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that has been requested by the Borrower pursuant to (and approved in accordance with) this Section 2.20, and each Additional Commitment Lender shall thereupon become a Lender for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder, provided that any extension of any Maturity Date pursuant to this Section 2.20 shall be subject to the receipt by the Administrative Agent of a certificate dated such date and executed by a Financial Officer of the Borrower certifying that the conditions set forth in paragraphs (a) and (b) of Section 4.02 are satisfied.

(f) On the Maturity Date applicable to any Non-Extending Lender, (i) the Commitment of such Non-Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender in accordance with Section 2.09 (and shall pay to such Non-Extending Lender all of the other Obligations then owing to it under this Agreement) and after giving effect thereto shall prepay in accordance with Section 2.10 any Revolving Loans outstanding on such date to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(g) At any time that there is more than one Maturity Date, any Lender having a Maturity Date that is earlier than the latest Maturity Date may elect, in its sole discretion, to extend its Maturity Date to the latest Maturity Date then in effect by written agreement with the Borrower and the Administrative Agent.

(h) This Section 2.20 shall supersede any provisions in Section 2.17 to the contrary. Nothing in this Section 2.20 shall be construed to limit any amendment to extend the Maturity Date of any Lender that is otherwise permitted by Section 10.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, on the Restatement Effective Date and as of each other date the representations and warranties are required to be or deemed made pursuant to this Agreement, that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Significant Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, in each case except where the failure to be so organized, existing or in good standing will not be reasonably likely to have a Material Adverse Effect. The Borrower and each Restricted Subsidiary has all requisite power and authority to carry on its business as now conducted and is duly qualified to transact business in all jurisdictions where such qualification is necessary, in each case except where the failure to have such authority, or to be so qualified, would not be reasonably likely to have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and stockholder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) as would not be reasonably likely to have a Material Adverse Effect and (b) will not violate, or constitute a default under, any provision of applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority or any indenture, any agreement, instrument, judgment or order to which the Borrower or any Restricted Subsidiary is a party or by which it or any of its material assets or properties may be bound or affected which would be reasonably likely to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore made available to the Lenders its consolidated statement of financial position and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2014, reported on by Deloitte & Touche LLP, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2015. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP and, in the case of the statements referred to in clause (ii) above, subject to year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2014, other than as specifically disclosed in the Borrower’s filings with the Securities and Exchange Commission, there has been no event or condition that would be reasonably likely to result in a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole.

SECTION 3.05. Properties. The Borrower and its Subsidiaries have sufficient title to, or sufficient and valid interests in, their respective properties to conduct their business as currently conducted, except where the failure to have such title or interests will not be reasonably likely to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. Other than as specifically disclosed in the Borrower’s filings with the Securities and Exchange Commission:

(i) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(ii) In the ordinary course of business, the ongoing operations of the Borrower and its Restricted Subsidiaries are reviewed from time to time to determine compliance with applicable Environmental Laws. Based on these reviews, to the knowledge of the Borrower, ongoing operations at the principal properties of the Borrower and its Restricted Subsidiaries are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent noncompliance would not be reasonably likely to result in material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.07. Investment and Holding Company Status. Neither the Borrower nor the Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08. Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not be reasonably likely to result in a Material Adverse Effect.

SECTION 3.09. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Code or (c) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 3.10. Disclosure. None of the information furnished to the Administrative Agent and the Lenders in writing prior to the date hereof in connection with the Transactions (including any formal presentation slides, but excluding projections, forward-looking statements and information of a general economic or industry specific nature), when taken as a whole and in each case as modified or supplemented by other information furnished to the Administrative Agent or the Lenders, contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made (it being understood that such projections are as to future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, no assurance can be given that any particular projection will be realized, actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and such projections are not a guarantee of future financial performance).

SECTION 3.11. Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit (a) to refinance amounts outstanding under the Existing Credit Agreement and (b) for general corporate purposes of the Borrower and the Subsidiaries (which may include the repayment of debt, repurchase or redemption of the Borrower’s common stock, working capital needs, capital expenditures, acquisitions and any other general corporate purpose).

SECTION 3.12. Margin Stock. Neither the proceeds of any Loan nor any Letter of Credit will be used in a manner that violates any provision of Regulation U or X of the Board of Governors.

SECTION 3.13. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with

Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary or, to the knowledge of any Responsible Officer, any of their respective directors or officers, is a Sanctioned Person.

ARTICLE IV

CONDITIONS

SECTION 4.01. Restatement Effective Date. This Agreement shall become effective on the Restatement Effective Date immediately after the following conditions have been satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include Electronic Transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of (i) Cravath, Swaine & Moore LLP, counsel for the Borrower, and (ii) Jennifer C. McGarey, Esq., Corporate Vice President and Secretary, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The representations and warranties of the Borrower set forth in Article III shall be true and correct in all material respects, and no Default shall have occurred and be continuing.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement of all out-of-pocket expenses required to be reimbursed by the Borrower hereunder.

(f) The Borrower shall have prepaid (or simultaneously with the effectiveness of this Agreement shall prepay) all Loans outstanding under (and as defined in) the Existing Credit Agreement (including all accrued and unpaid interest thereon) and all accrued and unpaid fees, accrued to (but not including) the Restatement Effective Date. Each Lender party hereto that is also a “Lender” under the Existing Credit Agreement hereby waives the requirement for advance notice of prepayment of any “Loans” outstanding thereunder; provided such notice of prepayment is delivered on the Restatement Effective Date.

(g) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer”, and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested at least five Business Days prior to the Restatement Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding upon all parties hereto and following such notice, none of the conditions set forth in this Section 4.01 shall be of further application.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend (other than an automatic renewal or extension permitted under Section 2.05(c)) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in Article III (other than Sections 3.04(b), 3.06, 3.08 and 3.09) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of any Loan) and each issuance, amendment to increase the amount thereof, renewal or extension (other than an automatic renewal or extension permitted under Section 2.05(c)) of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated statement of financial position and related statements of operations,

stockholders’ equity and cash flows as of the end of and for such year, accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing as to such consolidated financial statements;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated statement of financial position and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter (in the case of the consolidated statement of operations) and the then elapsed portion of the fiscal year;

(c) within 105 days following the end of each fiscal year of the Borrower, and within 60 days following the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03 as of the date of the most recent consolidated statement of financial position of the Borrower included in such financial statements and (iii) setting forth a reasonably detailed calculation of the aggregate combined assets of all Unrestricted Subsidiaries as of the date of the most recent consolidated statement of financial position of the Borrower included in such financial statements;

(d) promptly after the same become publicly available, copies of all periodic and other reports and proxy statements filed by the Borrower or any Subsidiary with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any ERISA Group member may request with respect to any Multiemployer Plan; provided, that if the relevant ERISA Group members have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such ERISA Group member shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(f) promptly following any request therefor, subject to restrictions imposed by any Governmental Authority and customer confidentiality agreements, such other existing information regarding the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request through the Administrative Agent.

Information required to be delivered pursuant to paragraphs (a), (b) or (d) of this Section shall be deemed to have been delivered to each Lender on the date on which the Borrower posts such reports on the Borrower’s website at http://www.northropgrumman.com or when such report is posted on the website of the Securities and Exchange Commission at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. Upon a Financial Officer of the Borrower obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default; and

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary that is reasonably likely to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not (a) prohibit or restrict any merger, consolidation, liquidation or dissolution permitted under Section 6.02 or (b) prohibit or restrict the termination of the business or existence of any Subsidiary which in the judgment of the Borrower is no longer necessary or desirable, a merger or consolidation of a Subsidiary into or with the Borrower (if the Borrower is the surviving corporation) or any Restricted Subsidiary, the sale or other disposition of any Subsidiary if in the judgment of the Borrower such sale is in the interest of the Borrower, or any merger, consolidation or transfer of assets not prohibited by Section 6.02, so long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.

SECTION 5.04. Payment of Taxes. The Borrower will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax (i) the payment of which is being contested in good faith and by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

SECTION 5.05. Insurance. The Borrower will, and will cause each of the Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or, to the customary extent, self-insurance.

SECTION 5.06. Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice and subject to restrictions imposed by any Governmental Authority and customer confidentiality agreements, and during normal business hours, to visit and inspect its major properties and to examine its books and records, all at such reasonable times and as often as reasonably requested; provided that the exercise of rights under this Section (a) shall not unreasonably interfere with the business of the Borrower and its Subsidiaries and (b) may not be exercised more than once in any fiscal year except if an Event of Default shall have occurred and be continuing.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of the Restricted Subsidiaries to, (a) comply with all laws, rules, regulations and lawful orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Incorporation by Reference. If and for so long as any Capital Markets Agreement evidencing or governing Capital Markets Debt in respect of which the Borrower or any Person which is then a Guarantor is the primary obligor or a guarantor contains any covenant limiting Indebtedness of Subsidiaries (other than any financial ratio covenant limiting consolidated Indebtedness of the Borrower and not limiting Indebtedness of Subsidiaries to a greater extent than Indebtedness of the Borrower), such covenant shall automatically be, and hereby is, incorporated by reference into this Article V in its entirety as in effect from time to time, mutatis mutandis, with the same effect as if set forth in full herein (and subject to any applicable periods of grace or cure which are applied thereto in the relevant Capital Markets Agreement), with the defined terms used therein, including defined terms used in other defined terms, having the meanings assigned to them in such Capital Markets Agreement, but with references in such covenant or in the definitions employed therein to such Capital Markets Agreement being deemed references to this Agreement, references to the indebtedness under such Capital Markets Agreement being deemed references to the Obligations and references to holders of such Capital Markets Debt being deemed references to the Lenders. As of the Restatement Effective Date, the only Capital Markets Agreement containing terms incorporated herein by this Section is the Indenture, dated as of October 15, 1994, between Northrop Grumman Corporation (now known as Northrop Grumman Systems Corporation) and The Chase Manhattan Bank (National Association), as Trustee (to whom The Bank of New York Mellon is successor trustee). If any Capital Markets Agreement containing a covenant incorporated herein by the preceding sentence shall terminate, or if no Capital Markets Debt shall be outstanding thereunder, then such covenant shall be deemed no longer to be incorporated herein (unless Capital Markets Debt shall again be outstanding under such Capital Markets Agreement, in which case such covenant shall again be incorporated by reference herein).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof;

(c) any Lien existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, whether or not any Indebtedness secured by such Liens is assumed by the Borrower or any Restricted Subsidiary;

(d) Liens securing Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;

(e) Liens on assets existing at the time of acquisition of such assets by the Borrower or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of assets upon the acquisition of such assets by the Borrower or a Restricted Subsidiary or to secure any Indebtedness incurred or guaranteed by the Borrower or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, which Indebtedness is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon, and which Indebtedness may be in the form of obligations incurred in connection with industrial revenue bonds or similar financings and letters of credit, bank guarantees, surety bonds or similar contingent liability instruments issued in connection therewith; provided, however, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any asset theretofore owned by the Borrower or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located;

(f) Liens created in favor of the United States of America or any department or agency thereof or any other contracting party or customer in connection with advance or progress payments or similar forms of vendor financing or incentive arrangements;

(g) Liens arising by operation of law in favor of any lender to the Borrower or any Restricted Subsidiary constituting a banker’s lien or right of offset in moneys of the Borrower or a Restricted Subsidiary deposited with such lender in the ordinary course of business;

(h) Liens on cash or certificates of deposit or other bank obligations in an amount substantially equal in value (at the time such Liens are created) to, and securing, obligations in respect of letters of credit, bank guarantees, surety bonds or similar contingent liability instruments, incurred in the ordinary course of business;

(i) Liens securing the Obligations and Liens securing the Obligations and any other Indebtedness of the Borrower and its Subsidiaries on an equal and ratable basis;

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the assets which were the subject of the Lien so extended, renewed or replaced (plus proceeds and products of, and improvements and construction on, such assets);

(k) any assignment or sale of accounts receivable in the ordinary course of business;

(l) assignments or sales of accounts receivable and related assets under a Permitted Receivables Program;

(m) Liens granted in the ordinary course of business to financial institutions on deposit accounts and securities accounts maintained with such financial institutions to secure obligations to such financial institutions in respect of overdrafts, funds credited in anticipation of collection and similar liabilities, in each case in respect of such accounts;

(n) in connection with any sale, transfer or other disposition of any Equity Interests or other assets in a transaction permitted under Section 6.02, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;

(o) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, (A) any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement and (B) any Lien on Equity Interests of such Subsidiary or such other Person securing capital contributions to or obligations of such Subsidiary or such other Person;

(p) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for any acquisition, a disposition or other transaction permitted hereunder;

(q) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens on cash and cash equivalents deposited to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder; and

(s) other Liens securing Indebtedness or other obligations; provided that immediately after giving effect to the creation, incurrence or assumption of any such Lien, the aggregate principal amount of all Indebtedness or any such other obligations of the Borrower and the Restricted Subsidiaries that is secured by Liens permitted by this clause (s) shall not exceed the greater of (i) 7.5% of Shareholders’ Equity as of the end of the then most recently completed fiscal quarter and (ii) $1,000,000,000.

SECTION 6.02. Fundamental Changes. (a) The Borrower will not consolidate with or merge into any other Person, or convey or transfer its consolidated properties and assets substantially as an entirety to any Person, unless: (i) the Borrower or another solvent corporation that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Borrower substantially as an entirety; (ii) if a Person other than the Borrower is the surviving corporation as described in clause (i) above or is the Person that acquires the property and assets of the Borrower substantially as an entirety, it shall expressly assume the performance of every obligation and covenant of this Agreement on the part of the Borrower to be performed or observed; (iii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iv) if the Borrower is not the surviving or acquiring corporation, the Borrower shall deliver to the Administrative Agent (and, in the case of clause (C) below, each requesting Lender), (A) a certificate of a Financial Officer and an opinion of its General Counsel, each stating that such transaction complies with this Section and that all conditions precedent set forth in this Section for relating to such transaction have been complied with, (B) evidence of authority and legal opinions in respect of the surviving or acquiring corporation comparable to those delivered under Section 4.01(b) and reasonably satisfactory to the Administrative Agent, and (C) all documentation and other information in respect of the surviving or acquiring corporation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(b) Upon any consolidation by the Borrower with, or merger by the Borrower into, any Person described in Section 6.02(a)(i) or any conveyance or transfer of the properties and assets of the Borrower substantially as an entirety to any Person described in Section 6.02(a)(i), such Person into which the Borrower is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement with the same effect as if such Person had been named as the Borrower herein, and thereafter, in the case of a transfer or conveyance permitted by Section 6.02(a), the Borrower shall be relieved of all obligations and covenants under this Agreement.

SECTION 6.03. Consolidated Debt to Capitalization Ratio. The Borrower will not permit the ratio of (a) Consolidated Debt to (b) the sum of Consolidated Debt and Shareholders’ Equity as of the last day of any fiscal quarter to exceed 65.0%.

SECTION 6.04. Use of Proceeds. The Borrower will not, and will not permit any Subsidiary to, directly or, to the knowledge of any Responsible Officer, indirectly, use the proceeds of any Borrowing or Letter of Credit in any manner that will result in a violation by the Borrower, any Subsidiary, any Arranger, the Administrative Agent, any Lender or any Issuing Bank of any Sanctions. The Borrower will not use directly or, to the knowledge of any Responsible Officer, indirectly, the proceeds of any Borrowing in any manner that will result in a violation of Anti-Corruption Laws.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 5 days after written notice thereof shall have been given to the Borrower by the Administrative Agent;

(c) the Borrower shall fail to pay within 30 days after written request for payment by any Lender acting through the Administrative Agent any other amount (other than an amount referred to in clause (a) or (b) of this Article) payable under this Agreement;

(d) any representation or warranty made by the Borrower or the Guarantor in Article III of this Agreement or any certificate or writing furnished pursuant to this Agreement shall prove to have been incorrect in any material respect when made and the facts and circumstances giving rise to such deficiency shall remain unremedied for 5 days after written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(e) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 1.06 or Article VI;

(f) the Borrower shall fail to perform any covenant or agreement incorporated by reference by Section 5.08 within the period of grace or cure (if any) provided by the Capital Markets Agreement from which the applicable covenant or agreement is incorporated;

(g) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those specified in clause (a), (b), (c), (e) or (f) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

(h) Funded Debt in an aggregate principal amount which is in excess of $200,000,000 shall become due before its stated maturity by the acceleration of the maturity thereof by reason of default, or Funded Debt in an aggregate principal amount which is in excess of $200,000,000 shall become due by its terms and shall not be paid when due and, in any case aforesaid in this clause (h), corrective action satisfactory to the Required Lenders shall not be taken within 5 days after written notice of the situation shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(i) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to its debts under any Federal, state or foreign bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and, such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days, or an order for relief shall be entered against the Borrower or any Significant Subsidiary under any such bankruptcy laws as now or hereafter in effect;

(j) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any case or other proceeding described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) admit in writing its inability to pay its debts as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize any of the foregoing;

(k) (i) a final judgment for the payment of money in excess of $200,000,000, excluding (A) any amounts covered by insurance as to which the insurance company shall not have denied coverage so long as such insurance company is not a captive insurance subsidiary of the Borrower and (B) the amount of any judgment against a Significant Subsidiary that exceeds the fair value of the assets of such Significant Subsidiary (but only if neither the Borrower nor any other Significant Subsidiary is directly or contingently liable therefor), shall have been entered against the Borrower or any Significant Subsidiary and (ii) the Borrower or such Significant Subsidiary shall not satisfy the same within 60 days, or cause execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall be given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(l) (i) the termination of, or the imposition of liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or the appointment of a trustee under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $200,000,000 or (ii) the imposition of withdrawal liability to a Multiemployer Plan involving a current payment obligation in excess of $200,000,000, which, in either case, results in an immediately due legal liability in excess of $200,000,000 which has not been satisfied within 60 days and such failure to satisfy is unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(m) the guarantee of the Guarantor under Article IX shall not be (or shall be asserted by any Loan Party not to be) valid or in full force and effect except in connection with a termination of such guarantee in accordance with Section 9.02 or 10.14; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Nothing in this Agreement shall constitute a waiver of any rights or remedies the Lenders may otherwise have, including setoff rights.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent (and its successors) as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), provided that the Administrative Agent shall not be required to take any action at the direction of the Required Lenders that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any applicable law, rule or regulation, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates thereof that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory or sender thereof). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory or sender thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (other than during the existence of an Event of Default under clause (a), (b), (i) or (j) of Article VII), which consent of the Borrower shall not be unreasonably withheld, delayed, or conditioned, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (in consultation with, and (unless an Event of Default of the types described in paragraph (i) or (j) of Article VII with respect to the Borrower has occurred and is continuing) with the consent of the Borrower, which consent may not be unreasonably withheld), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of and consented to each document delivered to, or required to be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the date on which such Lender becomes a Lender.

It is agreed that the Syndication Agents and the institutions named on the cover of this Agreement as Joint Lead Arrangers and Joint Bookrunners shall, in their capacities as such, have no duties or responsibilities under or liability in connection with this Agreement, but all such Persons shall have the benefit of the indemnities provided hereunder. None of the Administrative Agent, the Syndication Agents or such Joint Lead Arrangers and Joint Bookrunners, in their capacities as such, shall have or be deemed to have any fiduciary relationship with any Lender.

ARTICLE IX

GUARANTEE

SECTION 9.01. Guarantee. In order to induce the Lenders to extend credit to the Borrower hereunder, the Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment of the Obligations. The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation. This guarantee is subject to release in the manner described in Section 9.02.

The Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, the Obligations or any of the terms or provisions of this Agreement; (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.

The Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due, subject to applicable periods of grace (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender, the Administrative Agent or any Issuing Bank to any balance of any deposit account or credit on the books of any Lender, the Administrative Agent or any Issuing Bank in favor of the Borrower or any Subsidiary or any other Person.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender, the Administrative Agent or any Issuing Bank may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent, for distribution to the Lenders, the Administrative Agent or the Issuing Banks, as appropriate, in cash an amount equal the unpaid principal amount of such Obligation.

Upon payment in full by the Guarantor of any Obligation of the Borrower, each Lender shall, in a reasonable manner, assign to the Guarantor, as applicable, the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or make such disposition thereof as the Guarantor shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Lenders.

SECTION 9.02. Release of Guarantee. Notwithstanding anything in this Agreement to the contrary, in the event that at any time (a) the Guarantor has no Capital Markets Debt outstanding, and (b) no other Capital Markets Debt of the Borrower or any Significant Subsidiary is guaranteed or is required to be guaranteed by the Guarantor, the guarantee of the Guarantor set forth in Section 9.01 shall be automatically released (it being understood that such release will not require any Lender consent and may occur concurrently with any repayment of Capital Markets Debt or release of a guarantee of other Capital Markets Debt that results in the conditions set forth in the preceding clauses (a) and (b) being satisfied). The Guarantor may also be released from the guarantee set forth in Section 9.01 in the manner described in Section 10.14. Any release of the Guarantor pursuant to this Section 9.02 or Section 10.14 shall be irrevocable. The Administrative Agent shall promptly confirm in writing any release of the Guarantor pursuant to this Section 9.02 or Section 10.14 upon the request of the Borrower.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b)

below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by Electronic Transmission, as follows:

(i) if to the Borrower, to it at Northrop Grumman Corporation, 2980 Fairview Park Drive, Falls Church, VA 22042, Attention of Assistant Treasurer (Corporate.Treasury@ngc.com);

(ii) if to the Administrative Agent to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton-Christiana Road, OPS2, 3rd Floor, Newark, DE 19713, United States, Attention of Robert Madak (Fax No. 302-634-1028 or robert.madak@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, NY 10179, Attention of Robert Kellas (Fax No. 212-270-5100 or robert.kellas@jpmorgan.com); and

(iii) if to any other Lender or Issuing Bank, to it at its address (or Fax number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent or the applicable Issuing Bank (as the case may be); provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through other electronic communications to the Lenders and the Issuing Banks to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(d) Each Lender and Issuing Bank is responsible for providing prompt notice to the Administrative Agent of any changes to the information set forth in its Administrative Questionnaire.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in paragraphs (c) and (d) below or in Section 2.08(d) or 2.20, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, with respect to any waiver, amendment or modification of Article IX hereof, by the Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver, amendment or modification of any condition precedent set forth in Section 4.02 or of any covenant or Default shall not constitute an increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, provided that, for the avoidance of doubt, a modification of the definition of “Credit Default Swap Spread” that does not decrease fees, interest or other payments to the Lenders shall only require the consent of the Required Lenders, provided further that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate or change the amount of the default rate specified in Section 2.12(d), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby (it being understood that the waiver of any Default shall not constitute a postponement, reduction, waiver or excuse of any payment of principal, interest, fees or other amounts), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate or change the amount of the default rate specified in Section 2.12(d), (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Guarantor from its obligations under Article IX (other than as provided for in Section 9.02 or 10.14), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be; provided the LC Commitment of an Issuing Bank may be modified pursuant to an Issuing Bank Agreement between the relevant Issuing Bank and the Borrower, without the consent of any other Credit Party.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all the Lenders, if the consent of Lenders representing the Required Lenders to such Proposed Change is obtained, but the consent of any other Lender is not obtained (any such Lender whose consent is not obtained as described in this Section 10.02(c) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any assignee identified by the Borrower (with the consent of such assignee) that is acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 10.04(b)(ii)), all the Commitments and Revolving Credit Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Revolving Loans (and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest, accrued fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.14, 2.15 and 2.16), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 10.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

(d) Notwithstanding any other provision hereof to the contrary:

(i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent, without the need of consent of any other Person, to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) the LC Commitment of any Issuing Bank may be amended by an agreement in writing entered into by the Borrower and such Issuing Bank, without the need of consent of any other Person; and

(iii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (A) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of paragraph (b) above and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification, or (B) in the case of any amendment, waiver or other modification referred to in paragraph (b) above, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof, in each case whether or not the Transactions are consummated, provided that the Borrower will not be liable for the fees, charges and disbursements of more than one firm of counsel (and, if reasonably deemed necessary by the Administrative Agent, one firm of local counsel in each relevant jurisdiction), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, provided that the Borrower will not be liable for the fees, charges and disbursements of more than one firm of counsel (and, if reasonably deemed necessary by the relevant Issuing Bank, one firm of local counsel in each relevant jurisdiction) and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under or in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, provided that the Borrower will not be liable for the fees, charges and disbursements of more than one firm of counsel (and, if reasonably deemed necessary by the Administrative Agent, one firm of local counsel in each relevant jurisdiction) for the Administrative Agent, the Issuing Banks and the Lenders taken as a whole, except that, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict, the Borrower will be responsible for the reasonable and documented out-of-pocket fees, charges and disbursements of one additional firm of counsel (and, if reasonably deemed necessary by such Persons, one additional firm of such local counsel in each other relevant jurisdiction) for each group of affected Persons that are similarly situated.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party (including each Arranger) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the execution and delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses shall have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (B) a material breach by such Indemnitee or any of its Related Parties of this Agreement, or (C) claims of one or more Indemnitee against another Indemnitee (other than claims against the Administrative Agent, other named agents or the Arrangers in their capacities as such) and not involving any act or omission of the Borrower or any of its Subsidiaries; provided that the Borrower will not be liable for the fees, charges and disbursements of more than one firm of counsel for the Indemnitees as a whole (and, if reasonably deemed necessary by the Indemnitees, one firm of local counsel in each other relevant jurisdiction for the Indemnitees as a whole), except that, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower will be responsible for the reasonable and documented fees, charges and disbursements of one additional firm of counsel (and, if reasonably deemed necessary by such Indemnitees, one additional firm of such local counsel in each other relevant jurisdiction) for each group of affected Indemnitees that are similarly situated.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, shall have been incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower and each Indemnitee shall not assert, and each hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this paragraph shall affect the obligations of the Borrower under paragraph (b) above.

(e) All amounts due under this Section shall be payable promptly after written demand therefor, together with reasonable detail and supporting documentation.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), provided that, (i) except in accordance with Section 6.02, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer not in compliance with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (but only to the extent expressly provided for in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) other than to a Defaulting Lender with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or, if an Event of Default described in clause (a), (b), (c) or, with respect to the Borrower, (i) or (j) of Article VII has occurred and is continuing, any other assignee; provided further that the Borrower, in determining whether to give such consent, may reasonably consider, without limitation, the financial capability, the financial rating and location of a proposed assignee and any prior business relationships between the Borrower and a proposed assignee, provided that such determination shall be made by the Borrower in good faith and after consideration of all relevant factors; and

(B) the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment of a Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Each Assignment and Assumption shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default described in clause (a), (b), (c) or, with respect to the Borrower, (i) or (j) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws and such assignee shall maintain the confidentiality of any Information it receives in accordance with Section 10.12; and

(E) the assignee shall have executed and delivered to the Administrative Agent and to the Borrower a Confidentiality Agreement.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption and Confidentiality Agreement delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, (unless the assignee is already a Lender) the assignee’s completed Administrative Questionnaire and a Confidentiality Agreement, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) in compliance with this Section 10.04; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall not provide any information to the Participant concerning the Borrower and its Subsidiaries, the disclosure of which would be prohibited by Section 10.12, unless the Participant has executed a Confidentiality Agreement and delivered a copy thereof to the Borrower and the Administrative Agent and the Borrower has expressly consented to the delivery of confidential information to such Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Lender shall be entitled to make a claim against the Borrower on behalf of any Participant to whom it has sold participations for the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facility provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). In addition, notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, in the event that on the Maturity Date any Letter of Credit shall be a Backstopped Letter of Credit, then, unless on such date any unreimbursed LC Disbursement shall have been outstanding thereunder, such Letter of Credit shall cease to be a “Letter of

Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Issuing Bank Agreements and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered into in connection with the credit facilities established hereunder and any commitment advices submitted in connection therewith. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by Electronic Transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. No Reliance on Margin Stock. Each of the Lenders represents to the Administrative Agent and the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, members, partners, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, the “Representatives”), on a need to know basis (it being understood that any Representative to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section), (b) to the extent requested by any regulatory authority (including (i) any self-regulatory authority, such as the National Association of Insurance Commissioners and (ii) in connection with a pledge or assignment permitted under Section 10.04(d)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,

(f) subject to a Confidentiality Agreement executed in favor of the Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) designated by the Loan Parties to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any credit insurance provider relating to the Borrower and its obligations under this Agreement, provided such actual or prospective assignee, Participant, counterparty or credit insurance provider first executes and delivers to the Borrower a Confidentiality Agreement, (g) with the written consent of the Borrower acting through a Financial Officer or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, any of its Subsidiaries or their Representatives, provided that the Administrative Agent, the applicable Lender or the applicable Issuing Bank shall, in connection with any disclosure pursuant to clause (b) or (c) above (other than disclosure made in the course of a bank examination or any regulatory or self-regulatory examinations), give to the Borrower any notice that it is not prohibited from providing of the requirement of such disclosure. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees that it shall be responsible for any breach of this Section that results from the actions or omissions of its Representatives. For the purposes of this Section. “Information” means all information received from or on behalf of the Borrower relating to the Borrower, its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any of its Subsidiaries or their Representatives.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Release of Guarantee. In the event of a disposition of all the capital stock in the Guarantor to a Person other than the Borrower or a Subsidiary in a transaction not prohibited by any covenant contained in this Agreement, the Administrative Agent is hereby directed and authorized to take such action and to execute such documents as the Borrower may reasonably request, at the Borrower’s sole expense, to evidence or effect the release of the guarantee by the Guarantor under this Agreement; provided, that a disposition of the capital stock of the Guarantor will not require or result in a release of such guarantee under this Section if such disposition constitutes or occurs as part of a transfer of the assets of the Borrower substantially as an entirety.

SECTION 10.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 10.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.16. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 10.17. No Fiduciary Relationship. Each of the Loan Parties hereby acknowledges that none of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement, and the relationship between the Administrative Agent, the Lenders, and the Issuing Banks or any of their Affiliates, on the one hand, and the Loan Parties, on the other hand, in connection herewith is solely that of debtor and creditor.

SECTION 10.18. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, (b) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws and (c) it will maintain the confidentiality of any MNPI it receives in accordance with Section 10.12.

SECTION 10.19. Markit Data. (a) JPMCB, in any capacity, whether in an individual capacity or as Administrative Agent or as a Lender or otherwise, shall receive data from Markit with respect to credit default swap spreads and agrees in such capacity to provide to Persons identified by each Lender and, if JPMCB is no longer the Administrative Agent, to the Administrative Agent (“Designated Users”) such data, including any accompanying written notice or supporting information from Markit (together, the “Markit Data”), via email, log-in or other means of communication at the discretion of JPMCB. JPMCB shall have all of the rights, benefits and protections of the Administrative Agent provided for in Article VIII when acting in such capacity with respect to the provision of any Markit Data.

(b) For the avoidance of doubt, any Designated User shall only access and use the Markit Data for the purposes specified in this Agreement on behalf of the respective Lender or, if applicable, the Administrative Agent and shall be required by such Lender, and if applicable, the Administrative Agent, to comply with the terms of this Section 10.19. Each Lender and, if applicable, the Administrative Agent, hereby agrees, without limiting Markit’s or JPMCB’s other rights and remedies, that it is responsible for and liable for any breach of any of the provisions of this Section 10.19 by its respective Designated Users.

(c) Each Lender acknowledges that all copyright, database rights, trade marks, patents, rights of privacy or publicity and other proprietary or intellectual property rights (including all models, software, data and any materials) comprised in all or any of the Markit Data, or their provision, and all enhancements, modifications or additional services thereto, are and will be the exclusive property of Markit. Except as provided under this Agreement, each Lender agrees that it will not use the same (including copying, reverse engineering or, except as otherwise required by law or regulation, disclosing it to any Person, for any purpose whatsoever) and will not remove or deface any trademarks associated with the Markit Data. Each Lender acknowledges that the Markit Data was developed, compiled, prepared, revised, selected and arranged by Markit and others (including certain information sources (each a “Data Provider”)) through the application of methods and standards of judgment developed and applied through the expenditure of substantial time, effort and money, and constitute valuable intellectual property and trade secrets of Markit. Each Lender shall make reasonable efforts to comply, at Markit’s expense, with all reasonable written requests made by JPMCB (upon Markit’s written requests to JPMCB) to protect any contractual, statutory and common law rights in the Markit Data.

(d) Each Lender acknowledges that none of Markit, JPMCB, their respective Affiliates or any Data Provider makes any warranty, express or implied, as to the accuracy or completeness of the Markit Data or as to the results to be attained by any Lender or others from the use of the Markit Data. Each Lender hereby acknowledges that there are no express or implied warranties of title, merchantability or fitness for a particular purpose or use, and that it has not relied upon any warranty, guaranty or representation made by Markit, JPMCB, their respective Affiliates or any Data Provider.

(e) None of Markit and its Affiliates (except in the event of fraud, gross negligence or willful misconduct on part of Markit or its Affiliates), any Data Provider or JPMCB and its affiliates shall in any way be liable to any Lender or any client of any Lender for any inaccuracies, errors or omissions, regardless of cause, in the Markit Data provided hereunder or for any damages (whether direct or indirect) resulting therefrom. Without limiting the foregoing, Markit and JPMCB shall have no liability whatsoever to any Lender or client of a Lender, whether in contract (including under an indemnity), in tort (including negligence), under a warranty, under statute or otherwise, in respect of any loss or damage suffered by such Lender or client as a result of or in connection with any opinions, recommendations, forecasts, judgments, or any other conclusions, or any course of action determined, by such Lender or any client of such Lender, based on the Markit Data. To the extent permitted by law, none of Markit, JPMCB or their respective Affiliates shall be liable for any loss of profits or revenue or any indirect or consequential losses or damages whatsoever incurred, whether or not it has been advised in advance of the possibility of any such loss.

(f) Each Lender acknowledges that it or its employees may, in the course of performing such Lender’s responsibilities under this Agreement, be exposed to or acquire information which is proprietary or confidential to Markit or to third parties to whom Markit owes a duty of confidentiality. Markit’s and such third parties’ confidential information means the Markit Data and any related materials provided by Markit through JPMCB to each Lender and the Administrative Agent under this Agreement. Each Lender agrees to hold Markit’s and such third parties’ confidential information in confidence to the same extent and in the same manner as such Lender is required to hold the Borrower’s information confidential pursuant to Section 10.12 hereof and agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such confidential information may not be used for any other purposes except as contemplated herein. It is understood and agreed that in the event of a breach of confidentiality, damages may not be an adequate remedy and that JPMCB shall be entitled to injunctive relief to restrain any such breach, threatened or actual. The Lenders and the Administrative Agent are entitled to disclose and use the Markit Data in the normal course of their business as it relates to this Agreement, including but not limited to disclosing such information to ratings agencies, league table providers and prospective assignees and participants; provided that all communication involving Information shall be subject to the confidentiality provisions of Section 10.12.

(g) The Borrower acknowledges that each of JPMCB and the other Lenders from time to time may conduct business with and may be a shareholder of Markit and that each of JPMCB and the other Lenders may have from the time to time the right to appoint one or more directors to the board of directors of Markit.

SECTION 10.20. Amendment and Restatement. (a) Until the amendment and restatement of the Existing Credit Agreement becomes effective in accordance with the terms of Section 4.01, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Restatement Effective Date, all obligations of the Borrower and the Guarantor under the Existing Credit Agreement shall become obligations of the Borrower and the Guarantor hereunder and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof. This Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities but shall amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower and Guarantor outstanding thereunder.

(b) It is understood and agreed that any notice of termination of commitments under the Existing Credit Agreement is given only with respect to the commitments under the Existing Credit Agreement, and not with respect to the Commitments hereunder, and as of the Restatement Effective Date, each Lender identified on Schedule 2.01 has in effect a Commitment in the amount set forth opposite the name of such Lender on such Schedule. Each Lender that is also a lender under the Existing Credit Agreement hereby consents and agrees that no prior notice shall be required under the Existing Credit Agreement with respect to termination of commitments under the Existing Credit Agreement; provided that notice thereof is given on the Restatement Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTHROP GRUMMAN CORPORATION, as Borrower,

by	/s/ Stephen C. Movius
	Name:	Stephen C. Movius
	Title:	Corporate Vice President and Treasurer

NORTHROP GRUMMAN SYSTEMS CORPORATION, as Guarantor,

by	/s/ Stephen C. Movius
	Name:	Stephen C. Movius
	Title:	President and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Issuing Bank and Administrative Agent,

by	/s/ Robert P. Kellas
	Name:	Robert P. Kellas
	Title:	Executive Director

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: WELLS FARGO BANK, NATIONAL ASSOCIATION

by	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Managing Director

For any institution requiring a second signature line:

by
Name:
Title:

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

CITIBANK, N.A.

by	/s/ Susan Olsen
	Name:	Susan Olsen
	Title:	Vice President

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: Bank of America, N.A.

by	/s/ Jeannette Lu
	Name:	Jeannette Lu
	Title:	Vice President

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: THE BANK OF TOKYO- MITSUBISHI UFJ, LTD.

by	/s/ Maria Iarriccio
	Name:	Maria Iarriccio
	Title:	Director

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: BNP PARIBAS

by	/s/ Rick Pace
	Name:	Rick Pace
	Title:	Managing Director

For any institution requiring a second signature line:

by	/s/ Paul Zelezik
	Name:	Paul Zelezik
	Title:	Vice President

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

by	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Authorized Signatory

by	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: DEUTSCHE BANK AG NEW YORK BRANCH

by	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

For any institution requiring a second signature line:

by	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: GOLDMAN SACHS BANK USA

by	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: Mizuho Bank, Ltd.

by	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Authorized Signatory

For any institution requiring a second signature line:

by
Name:
Title:

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Australia and New Zealand Banking Group Limited

by	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: The Bank of New York Mellon

by	/s/ Jeffrey Dears
	Name:	Jeffrey Dears
	Title:	Vice President

For any institution requiring a second signature line:

by
Name:
Title:

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: THE BANK OF NOVA SCOTIA

by	/s/ Eugene Dempsey
	Name:	Eugene Dempsey
	Title:	Director

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

LLOYDS BANK PLC, as Lender

by	/s/ Daven Popat
	Name:	Daven Popat
	Title:	Senior Vice President Transaction Execution Category A P003

by	/s/ Dennis McClellan
	Name:	Dennis McClellan
	Title:	Assistant Vice President M040

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: STATE STREET BANK AND TRUST COMPANY

by	/s/ Kimberly R. Costa
	Name:	Kimberly R. Costa
	Title:	Vice President

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION

by	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: UNICREDIT BANK AG,
NEW YORK BRANCH

by	/s/ Filippo Pappalardo
	Name:	Filippo Pappalardo
	Title:	Managing Director

by	/s/ Bryon Korutz
	Name:	Bryon Korutz
	Title:	Associate Director

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: U.S. BANK NATIONAL ASSOCIATION

by	/s/ Allison Burgun
	Name:	Allison Burgun
	Title:	Vice President

LENDER SIGNATURE PAGE

TO THE NORTHROP GRUMMAN CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution: NBAD Americas N.V.

by	/s/ David Young
	Name:	David Young
	Title:	Director

For any institution requiring a second signature line:

by	/s/ William Ghazar
	Name:	William Ghazar
	Title:	Executive Director